Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports Fourth Quarter 2019 and Full Year 2019 Results and Announces

Non-Cash Goodwill Impairment Charge

BATON ROUGE, Louisiana -- (February 20, 2020) -- H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the fourth quarter and year ended December 31, 2019, including a $12.2 million non-cash goodwill impairment charge.

FOURTH QUARTER 2019 SUMMARY

•	Revenues increased 0.6% to $348.1 million versus $346.0 million a year ago.
•

Included in fourth quarter 2019 net income was a $12.2 million pre-tax non-cash goodwill impairment charge.  Net income decreased 12.5% to $21.9 million in the fourth quarter compared to net income of $25.1 million a year ago.  Excluding the impairment charge, net income was $31.9 million, an increase of 27.2%, or $6.8 million.  The effective income tax rate was 18.4% in the fourth quarter of 2019 and 27.9% in the fourth quarter of 2018.

•	Adjusted EBITDA increased 10.7% to $126.8 million in the fourth quarter compared to $114.6 million a year ago, yielding a margin of 36.4% of revenues compared to 33.1% a year ago.
•

Total equipment rental revenues for the fourth quarter of 2019 were $193.8 million, an increase of $14.0 million, or 7.8%, compared to $179.8 million a year ago (as adjusted).(1) Rental revenues (as previously reported) for the fourth quarter of 2019 were $176.3 million, an increase of $13.3 million, or 8.2%, compared to $163.0 million in the fourth quarter of 2018.(1)

•	New equipment sales decreased 23.0% to $61.4 million in the fourth quarter compared to $79.7 million a year ago.
•	Used equipment sales increased 12.1% to $42.4 million in the fourth quarter compared to $37.8 million a year ago.
•

Gross margin was 36.9% compared to 35.6% a year ago.  The increase in gross margin was largely the result of a shift in revenue mix to rentals and higher margins on used equipment sales which were partially offset by lower margins in other business segments.

(1)	For a reconciliation of adjustments to prior year data and historical presentations, see page 10.

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H&E Equipment Services Reports Fourth Quarter 2019 Results

February 20, 2020

•

Total equipment rental gross margins were 45.6% in the fourth quarter of 2019 compared to 46.7% in the fourth quarter of 2018 (as adjusted).(1)  Rental gross margins (as previously reported) were 50.3% in the fourth quarter of 2019 compared to 51.5% a year ago primarily due to lower time utilization.

•

Average time utilization (based on original equipment cost) was 69.0% compared to 72.9% a year ago.  The size of the Company’s rental fleet based on original acquisition cost increased 10.2% from a year ago, to $1.9 billion.

•	Average rental rates increased 1.7% compared to a year ago and declined 0.1% sequentially.
•	Dollar utilization was 36.0% in the fourth quarter compared to 37.0% a year ago.
•	Average rental fleet age at December 31, 2019, was 36.3 months compared to an industry average age of 46.8 months.

The non-cash goodwill impairment charge of $12.2 million was identified in connection with the Company's annual fourth quarter 2019 goodwill impairment test. The $12.2 million goodwill impairment charge consists of a $10.7 million impairment to our new equipment goodwill reporting unit and a $1.5 million impairment to our service revenues goodwill reporting unit.  Our goodwill reporting units related to rental revenues, used equipment revenues and parts revenues were not impaired.  The impairment charge will not result in any cash expenditures and will not affect the Company's cash position, liquidity, availability or covenant test under its senior secured credit facility.

Brad Barber, H&E Equipment Services’ chief executive officer and president, said, “With seasonality, the balancing of supply and demand and a challenging comparable in the year ago quarter, the year finished as we expected during the fourth quarter.  We produced solid results for the quarter despite these factors – growing revenues, gross profit and Adjusted EBITDA.  The strength in our rental business continued with rental revenues increasing 8.2% from a year ago and we again achieved rate growth, which increased 1.7%.  Our performance for the full year of 2019 was also positive as we delivered an 8.8% increase in revenues and a 16.7% increase in Adjusted EBITDA.  The metrics for our rental business were impressive as rental revenues for the year increased 17.3% from 2018.  Average physical utilization for the year remained solid at 70.4% and average rates were 2.1% higher than in 2018.  Overall, we are pleased with our execution and results for 2019.”

Barber concluded, “Based on current industry indicators and customer sentiment, the non-residential construction markets we serve are expected to be stable in 2020.  Increasing the scale and scope of our rental business through selective acquisitions and organic expansion remains one of our highest priorities.”

FINANCIAL DISCUSSION FOR FOURTH QUARTER 2019:

Revenue

Total revenues increased 0.6% to $348.1 million in the fourth quarter of 2019 from $346.0 million in the fourth quarter of 2018.  Total equipment rental revenues increased 7.8% to $193.8 million compared to $179.8 million in the fourth quarter of 2018 (as adjusted).(1) Rental revenues (as previously reported) increased 8.2% to $176.3 million compared to $163.0 million in the fourth quarter of 2018.(1)  New equipment sales were $61.4 million compared to $79.7 million a year ago.  Used equipment sales increased 12.1% to $42.4 million compared to $37.8 million a year ago.

Parts sales were $30.1 million compared to $30.5 million a year ago.  Service revenues increased 15.1% to $17.5 million compared to $15.2 million a year ago.

(1)	For a reconciliation of adjustments to prior year data and historical presentations, see page 10.

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H&E Equipment Services Reports Fourth Quarter 2019 Results

February 20, 2020

Gross Profit

Gross profit increased 4.4% to $128.6 million from $123.1 million in the fourth quarter of 2018. Gross margin was 36.9% for the quarter ended December 31, 2019, as compared to 35.6% for the quarter ended December 31, 2018.  On a segment basis, gross margin on total equipment rentals was 45.6% in the fourth quarter of 2019 compared to 46.7% in the fourth quarter of 2018 (as adjusted).(1) Rental margins (as previously reported) were 50.3% in the fourth quarter of 2019 compared to 51.5% a year ago.(1)  On average, rental rates were 1.7% higher than rates in the fourth quarter of 2018.  Time utilization (based on original equipment cost) was 69.0% in the fourth quarter of 2019 compared to 72.9% a year ago.

Gross margins on new equipment sales were 10.8% in the fourth quarter compared to 12.7% a year ago.  Gross margins on used equipment sales were 33.3% compared to 29.1% a year ago.  Gross margins on parts sales were 26.1% in the fourth quarter of 2019 compared to 26.0% a year ago.  Gross margins on service revenues were 67.6% for the fourth quarter of 2019 compared to 67.9% in the fourth quarter of 2018.

Rental Fleet

At the end of the fourth quarter of 2019, the original acquisition cost of the Company’s rental fleet was $1.9 billion, a 10.2%, or $179.3 million increase from the end of the fourth quarter of 2018.  Dollar utilization for the fourth quarter of 2019 was 36.0% compared to 37.0% for the fourth quarter of 2018.

Selling, General and Administrative Expenses

SG&A expenses for the fourth quarter of 2019 were $77.2 million compared with $73.0 million the prior year, a $4.2 million, or 5.8%, increase.  SG&A expenses in the fourth quarter of 2019 as a percentage of total revenues were 22.2% compared to 21.1% a year ago.  Employee salaries, wages, payroll taxes and related employee benefit and other employee related expenses increased $1.4 million, primarily as a result of our acquisition since December 31, 2018, and a larger workforce and higher incentive compensation related to increased profitability.  Facility related expenses, primarily rent expense, increased $1.0 million.  Outside services increased $0.9 million.  Depreciation and amortization increased $0.8 million.  Expenses related to Greenfield branch expansions increased $0.4 million compared to a year ago.

Income from Operations

Income from operations for the fourth quarter of 2019 decreased 18.8% to $41.3 million, or 11.9% of revenues, compared to $50.9 million, or 14.7% of revenues, a year ago.  Excluding the impairment charge, income from operations was $53.5 million, an increase of 5.1%, or 15.4% of revenues compared to a year ago.

Interest Expense

Interest expense was $16.8 million for the fourth quarter of 2019 compared to $16.6 million a year ago.

Net Income

Net income was $21.9 million, or $0.61 per diluted share, in the fourth quarter of 2019 compared to net income of $25.1 million, or $0.70 per diluted share, in the fourth quarter of 2018.  Excluding the impairment charge, net income was $31.9 million, or $0.88 per diluted share.  The effective income tax rate was 18.4% in the fourth quarter of 2019 and 27.9% in the fourth quarter of 2018 due to discrete items in the current period.

Adjusted EBITDA

Adjusted EBITDA for the fourth quarter of 2019 increased 10.7% to $126.8 million compared to

$114.6 million in the fourth quarter of 2018.  Adjusted EBITDA as a percentage of revenues was 36.4% compared with 33.1% in the fourth quarter of 2018.

(1)	For a reconciliation of adjustments to prior year data and historical presentations, see page 10.

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H&E Equipment Services Reports Fourth Quarter 2019 Results

February 20, 2020

FINANCIAL DISCUSSION FOR THE YEAR ENDED DECEMBER 31, 2019:

Revenue

Total revenues increased 8.8%, or $109.4 million, to $1.3 billion in 2019 from $1.2 billion in 2018.  Total equipment rental revenues increased 16.9% to $766.4 million compared to $655.3 million in 2018 (as adjusted).(2)  Rental revenues (as previously reported) increased 17.3% to $694.5 million compared to $592.2 million in 2018.(2)  New equipment sales decreased 9.1% to $239.1 million from $262.9 million a year ago.  Used equipment sales increased 11.4% to $139.3 million compared to $125.1 million a year ago.  Parts sales increased 2.8% to $123.9 million from $120.5 million in 2018.  Service revenues increased 7.0% to $67.9 million from $63.5 million a year ago.

Gross Profit

Gross profit increased 13.8%, or $60.6 million, to $499.2 million from $438.5 million in 2018.  Gross margin was 37.0% for 2019 compared to 35.4% for 2018. On a segment basis, gross margin on total equipment rentals was 45.3% compared to 45.1% in 2018 (as adjusted).(2)  Rental margins (as previously reported) were 49.8% compared to 49.7% a year ago.(2)  On average, 2019 rental rates increased 2.1% compared to 2018.  In 2019, time utilization (based on original equipment cost) was 70.4% compared to 71.6% a year ago.

Gross margins on new equipment sales were 11.6% from 11.7% a year ago.  Gross margins on used equipment sales increased to 34.0% compared to 31.2% a year ago.  Gross margins on parts sales were 26.6% compared to 26.7% a year ago.  Gross margins on service revenues increased to 67.7% in 2019 from 66.4% in 2018.

Selling, General and Administrative Expenses

SG&A expenses for 2019 were $311.0 million compared with $278.3 million in 2018, an increase of $32.7 million, or 11.8%. In 2019, SG&A expenses as a percentage of total revenues were 23.1% compared to 22.5% a year ago.  The increase in SG&A expenses was attributable to higher labor, wages, incentives, related employee benefits costs and other employee expenses of $16.8 million due to a larger workforce and higher compensation related to our improved profitability.  Facility related expenses increased $5.3 million.  Depreciation and amortization increased $2.6 million.  Legal and professional fees increased $2.4 million.  Promotional expenses increased $1.5 million. Liability insurance cost increased $1.4 million.  Expenses related to Greenfield branch expansions increased $3.4 million compared to a year ago.

Approximately, $10.6 million of the total increase in SG&A was attributable to branches opened since January 1, 2018, with less than a full year of comparable operations in either or both of the years ended December 31, 2019 and 2018.  Included in the $10.6 million is $0.8 million of amortization expense associated with the recognition of intangibles resulting from acquisitions.

Income from Operations

Income from operations for 2019 increased 8.1% to $180.2 million, or 13.4% of revenues, compared to $166.6 million, or 13.5% of revenues, a year ago.  Excluding the impairment charge, income from operations was $192.3 million, an increase of 15.4%, or 14.3% of revenues compared to year ago.

Interest Expense

Interest expense in 2019 was $68.3 million, a $4.6 million increase from $63.7 million a year ago.

(2)	For a reconciliation of adjustments to prior year data and historical presentations, see page 11.

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H&E Equipment Services Reports Fourth Quarter 2019 Results

February 20, 2020

Net Income

Net income was $87.2 million, or $2.42 per diluted share, compared to net income of $76.6 million, or $2.13 per diluted share, in 2018.  Excluding the impairment charge, net income was $96.4 million, or $2.67 per diluted share.  The effective income tax rate was 24.7% in 2019 compared to 26.8% in 2018.

Adjusted EBITDA

Adjusted EBITDA for 2019 increased 16.7% to $473.2 million from $405.4 million in 2018.  Adjusted EBITDA as a percentage of revenues was 35.1% compared with 32.7% in 2018.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per share and recasting of certain revenue and cost of revenue numbers detailed below).  Please refer to our Current Report on Form 8-K for a description of these measures and of our use of these measures.  These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies.  Additionally, these Non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company's other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss fourth quarter and full-year 2019 results today, February 20, 2020 at 10:00 a.m. (Eastern Time).  To listen to the call, participants should dial 323-794-2551 approximately 10 minutes prior to the start of the call.  A telephonic replay will become available after 1:00 p.m. (Eastern Time) on February 20, 2020, and will continue through February 29, 2020, by dialing 719-457-0820 and entering the confirmation code 1716921.

The live broadcast of H&E Equipment Services’ quarterly conference call will be available online at www.he-equipment.com on February 20, 2020, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days.  Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call.  The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 94 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions.  The Company is focused on heavy construction and industrial equipment, and rents, sells, and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks.  By providing equipment rental, sales, on site parts, repair services, and maintenance functions under one roof, the Company is a one-stop provider for its customers' varied equipment needs.  This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal, and provides cross-selling opportunities among its new and used equipment sales, rentals, parts sales, and services operations.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”,

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H&E Equipment Services Reports Fourth Quarter 2019 Results

February 20, 2020

“intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve; (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (8) our possible inability to integrate any businesses we acquire; (9) competitive pressures; (10) security breaches and other disruptions in our information technology systems; (11) adverse weather events or natural disasters; (12) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (13) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. H&E is under no obligation to publicly update or revise any forward-looking statements after this press release, whether as a result of any new information, future events or otherwise. Investors, potential investors, security holders and other readers are urged to consider the above mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports Fourth Quarter 2019 Results

February 20, 2020

H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2019	2018	2019	2018
Revenues:
Equipment rentals	$193,791	$ 172,014	$766,354	$627,181
New equipment sales	61,382	79,683	239,091	262,948
Used equipment sales	42,407	37,838	139,349	125,125
Parts sales	30,057	30,538	123,855	120,454
Service revenues	17,543	15,238	67,941	63,488
Other	2,953	10,663	11,775	39,765
Total revenues	348,133	345,974	1,348,365	1,238,961

Cost of revenues:
Equipment rentals
Rental depreciation	62,133	55,753	243,780	208,453
Rental expense	25,403	23,239	105,079	89,520
Rental other	17,871	14,812	70,613	55,449
	105,407	93,804	419,472	353,422
New equipment sales	54,734	69,592	211,372	232,057
Used equipment sales	28,279	26,831	92,021	86,052
Parts sales	22,213	22,586	90,963	88,263
Service revenues	5,685	4,898	21,946	21,328
Other	3,254	5,147	13,421	19,305
Total cost of revenues	219,572	222,858	849,195	800,427

Gross Profit	128,561	123,116	499,170	438,534

Selling, general, and administrative expenses	77,243	73,026	311,026	278,298
Merger costs	102 (26	269 (7)	416 (7	708 5,78
Gain on sales of property and equipment, net	2,278	1,078	4,617	7,118
Impairment of goodwill	12,184	-	12,184	-

Income from Operations	41,310	50,899	180,161	166,646

Interest expense	(16,824)	(16,646)	(68,277)	(63,707)
Other income, net	2,368	502	3,977	1,724
Income before provision for income taxes	26,854	34,755	115,861	104,663

Provision for income taxes	4,931	9,695	28,650	28,040

Net income	$21,923	$25,060	$87,211	$76,623

NET INCOME PER SHARE:
Basic – Net income per share	$0.61	$0.70	$2.43	$2.15
Basic – Weighted average number of common shares outstanding	35,930	35,764	35,859	35,667
Diluted – Net income per share	$0.61	$0.70	$2.42	$2.13
Diluted – Weighted average number of common shares outstanding	36,098	35,901	36,033	35,903
Dividends declared per common share	$0.275	$0.275	$1.10	$1.10

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H&E Equipment Services Reports Fourth Quarter 2019 Results

February 20, 2020

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	December 31,	December 31,
	2019	2018
Cash	$ 14,247	$16,677
Rental equipment, net	1,217,673	1,141,498
Total assets	1,974,610	1,727,181
Total debt (1)	1,167,429	1,121,487
Total liabilities	1,667,091	1,470,378
Stockholders’ equity	307,519	256,803
Total liabilities and stockholders’ equity	$1,974,610	$1,727,181

(1)	Total debt consists of the aggregate amounts on the senior secured credit facility, senior unsecured notes and finance or capital lease obligations.

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,
	2019		2019
	As Reported	Adjustment	As Adjusted

Gross profit	$128,561	–	$128,561
Selling, general and administrative expenses	77,243	–	77,243
Impairment of goodwill	12,184	(12,184)	–
Gain on sale of property and equipment, net	2,278	–	2,278
Merger costs	102	–	102
Income from operations	41,310	12,184	53,494
Interest expense	(16,824)	–	(16,824)
Other income, net	2,368	–	2,368
Income before benefit for income taxes	26,854	12,184	39,038
Provision for income taxes	4,931	2,237	7,168
Net income	$21,923	$ 9,947	$ 31,870

	Three Months Ended December 31,
	2019		2019
	As Reported	Adjustment	As Adjusted

NET INCOME PER SHARE(1)
Basic – Net income per share	$ 0.61	$ 0.28	$ 0.89
Basic – Weighted average number of common shares outstanding
	35,930	35,930	35,930
Diluted – Net income per share	$ 0.61	$ 0.28	$ 0.88
Diluted – Weighted average number of common shares outstanding
	36,098	36,098	36,098

(1)	Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.

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H&E Equipment Services Reports Fourth Quarter 2019 Results

February 20, 2020

	Twelve Months Ended December 31,
	2019		2019
	As Reported	Adjustment	As Adjusted

Gross profit	$499,170	–	$499,170
Selling, general and administrative expenses	311,026	–	311,026
Impairment of goodwill	12,184	(12,184)	–
Gain on sale of property and equipment, net	4,617	–	4,617
Merger costs	416	–	416
Income from operations	180,161	12,184	192,345
Interest expense	(68,277)	–	(68,277)
Other income, net	3,977	–	3,977
Income before benefit for income taxes	115,861	12,184	128,045
Provision for income taxes	28,650	3,013	31,663
Net income	$87,211	$ 9,171	$ 96,382

	Twelve Months Ended December 31,
	2019		2019
	As Reported	Adjustment	As Adjusted

NET INCOME PER SHARE(1)
Basic – Net income per share	$ 2.43	$ 0.26	$ 2.69
Basic – Weighted average number of common shares outstanding
	35,859	35,859	35,859
Diluted – Net income per share	$ 2.42	$ 0.25	$ 2.67
Diluted – Weighted average number of common shares outstanding
	36,033	36,033	36,033

(1)	Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.

H&E EQUIPMENT SERVICES, INC. UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Net Income	$21,923	$25,060	$87,211	$76,623
Interest Expense	16,824	16,646	68,277	63,707
Provision for income taxes	4,931	9,695	28,650	28,040
Depreciation	69,758	61,979	272,368	233,046
Amortization of intangibles	1,041	905	4,132	3,320

EBITDA	$114,477	$114,285	$460,638	$404,736

Merger costs	102	269	416	708
Impairment of goodwill	12,184	-	12,184	-
Adjusted EBITDA	$126,763	$114,554	$473,238	$405,444

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H&E Equipment Services Reports Fourth Quarter 2019 Results

February 20, 2020

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)
	Three Months Ended 12/31/18(1)					Three Months Ended 12/31/19
	As Previously Reported	Hauling Fees(a)	As Currently Reported	Other Rental Fees(b)	As Adjusted	As Currently Reported
REVENUES
Equipment rentals(2)
Rentals	$ 162,966	$ -	$ 162,966	$ -	$ 162,966	$ 176,253
Rentals other	-	9,048	9,048	7,741	16,789	17,538
Total equipment rentals	162,966	9,048	172,014	7,741	179,755	193,791
New equipment sales	79,683	-	79,683	-	79,683	61,382
Used equipment sales	37,838	-	37,838	-	37,838	42,407
Parts sales	30,538	-	30,538	-	30,538	30,057
Services revenues	15,238	-	15,238	-	15,238	17,543
Other	19,711	(9,048)	10,663	(7,741)	2,922	2,953
Total revenues	345,974	-	345,974	-	345,974	348,133

COST OF REVENUES
Rental depreciation	55,753	-	55,753	-	55,753	62,133
Rental expense	23,239	-	23,239	-	23,239	25,403
Rental other	-	14,812	14,812	1,932	16,744	17,871
	78,992	14,812	93,804	1,932	95,736	105,407
New equipment sales	69,592	-	69,592	-	69,592	54,734
Used equipment sales	26,831	-	26,831	-	26,831	28,279
Parts sales	22,586	-	22,586	-	22,586	22,213
Services revenues	4,898	-	4,898	-	4,898	5,685
Other	19,959	(14,812)	5,147	(1,932)	3,215	3,254
Total cost of revenues	222,858	-	222,858	-	222,858	219,572

GROSS PROFIT
Equipment rentals
Rentals	83,974	-	83,974	-	83,974	88,717
Rentals other	-	(5,764)	(5,764)	5,809	45	(333) (333)
	83,974	(5,764)	78,210	5,809	84,019	88,384
New equipment sales	10,091	-	10,091	-	10,091	6,648
Used equipment sales	11,007	-	11,007	-	11,007	14,128
Parts sales	7,952	-	7,952	-	7,952	7,844
Services revenues	10,340	-	10,340	-	10,340	11,858
Other	(248)	5,764	5,516	(5,809)	(293)	(301)
Total gross profit	$ 123,116	$ -	$ 123,116	$ -	$ 123,116	$ 128,561

GROSS MARGIN
Equipment rentals
Rentals	51.5%	-	51.5%	-	51.5%	50.3%
Rentals other	-	-63.7%	-63.7%	75.0%	0.3%	-1.9%
	51.5%	-63.7%	45.5%	75.0%	46.7%	45.6%
New equipment sales	12.7%	-	12.7%	-	12.7%	10.8%
Used equipment sales	29.1%	-	29.1%	-	29.1%	33.3%
Parts sales	26.0%	-	26.0%	-	26.0%	26.1%
Services revenues	67.9%	-	67.9%	-	67.9%	67.6%
Other	-1.3%	63.7%	51.7%	-75.0%	-10.0%	-10.2%
Total gross margin	35.6%	-	35.6%	-	35.6%	36.9%

(1)

(a) We have recast the prior year period information to conform to the current year presentation of hauling fees and related cost of revenues included within Equipment Rentals rather than included within Other Revenues as previously reported.

(b) Upon our adoption of the new lease accounting guidance (ASC 842), certain ancillary fees associated with our equipment rental activities, such as damage waiver income, environmental fees and fuel and other recovery fees, are properly included within our Rental Revenue segment rather than Other Revenues as previously reported. Because we elected to not recast prior periods upon ASC 842 adoption, the table above recasts these amounts on an “As Adjusted” basis to conform to the current year presentation.

(2)

Pursuant to SEC Regulation S-X, our equipment rental revenues are aggregated and presented in our unaudited consolidated statements of income in this press release as a single line item, “Equipment Rentals”.  The above table disaggregates our equipment rental revenues for discussion and analysis purposes only.

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H&E Equipment Services Reports Fourth Quarter 2019 Results

February 20, 2020

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)
	Twelve Months Ended 12/31/18(1)					Twelve Months Ended 12/31/19
	As Previously Reported	Hauling Fees(a)	As Currently Reported	Other Rental Fees(b)	As Adjusted	As Currently Reported
REVENUES
Equipment rentals(2)
Rentals	$ 592,193	$ -	$ 592,193	$ -	$ 592,193	$ 694,547
Rentals other	-	34,988	34,988	28,152	63,140	71,807
Total equipment rentals	592,193	34,988	627,181	28,152	655,333	766,354
New equipment sales	262,948	-	262,948	-	262,948	239,091
Used equipment sales	125,125	-	125,125	-	125,125	139,349
Parts sales	120,454	-	120,454	-	120,454	123,855
Services revenues	63,488	-	63,488	-	63,488	67,941
Other	74,753	(34,988)	39,765	(28,152)	11,613	11,775
Total revenues	1,238,961	-	1,238,961	-	1,238,961	1,348,365

COST OF REVENUES
Rental depreciation	208,453	-	208,453	-	208,453	243,780
Rental expense	89,520	-	89,520	-	89,520	105,079
Rental other	-	55,449	55,449	6,572	62,021	70,613
	297,973	55,449	353,422	6,572 4,640	359,994	419,472
New equipment sales	232,057	-	232,057	-	232,057	211,372
Used equipment sales	86,052	-	86,052	-	86,052	92,021
Parts sales	88,263	-	88,263	-	88,263	90,963
Services revenues	21,328	-	21,328	-	21,328	21,946
Other	74,754	(55,449)	19,305	(6,572)	12,733	13,421
Total cost of revenues	800,427	-	800,427	-	800,427	849,195

GROSS PROFIT
Equipment rentals
Rentals	294,220	-	294,220	-	294,220	345,688
Rentals other	-	(20,461)	(20,461)	21,580	1,119	1,194
	294,220	(20,461)	273,759	21,580	295,339	346,882
New equipment sales	30,891	-	30,891	-	30,891	27,719
Used equipment sales	39,073	-	39,073	-	39,073	47,328
Parts sales	32,191	-	32,191	-	32,191	32,892
Services revenues	42,160	-	42,160	-	42,160	45,995
Other	(1)	20,461	20,460	(21,580)	(1,120)	(1,646)
Total gross profit	$ 438,534	$ -	$ 438,534	$ -	$ 438,534	$ 499,170

GROSS MARGIN
Equipment rentals
Rentals	49.7%	-	49.7%	-	49.7%	49.8%
Rentals other	-	-58.5%	-58.5%	76.7%	1.8%	1.7%
	49.7%	-58.5%	43.6%	76.7%	45.1%	45.3%
New equipment sales	11.7%	-	11.7%	-	11.7%	11.6%
Used equipment sales	31.2%	-	31.2%	-	31.2%	34.0%
Parts sales	26.7%	-	26.7%	-	26.7%	26.6%
Services revenues	66.4%	-	66.4%	-	66.4%	67.7%
Other	0.0%	58.5%	51.5%	-76.7%	-9.6%	-14.0%
Total gross margin	35.4%	-	35.4%	-	35.4%	37.0%

(1)

(a) We have recast the prior year period information to conform to the current year presentation of hauling fees and related cost of revenues included within Equipment Rentals rather than included within Other Revenues as previously reported.

(b) Upon our adoption of the new lease accounting guidance (ASC 842), certain ancillary fees associated with our equipment rental activities, such as damage waiver income, environmental fees and fuel and other recovery fees, are properly included within our Rental Revenue segment rather than Other Revenues as previously reported.  Because we elected to not recast prior periods upon ASC 842 adoption, the table above recasts these amounts on an “As Adjusted” basis to conform to the current year presentation.

(2)

Pursuant to SEC Regulation S-X, our equipment rental revenues are aggregated and presented in our unaudited consolidated statements of income in this press release as a single line item, “Equipment Rentals”.  The above table disaggregates our equipment rental revenues for discussion and analysis purposes only.

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